 GLOBALSTAR ANNOUNCES THIRD QUARTER 2021 RESULTS

Covington, LA, November 4, 2021 -- Globalstar, Inc. (NYSE American: GSAT) today announced its operating and financial results for the quarter ended September 30, 2021.

Dave Kagan, Chief Executive Officer of Globalstar, commented, “We are pleased with the continued positive momentum in SPOT and Commercial IoT as the associated service and equipment revenue are each up from the third quarter 2020. The significant increase in equipment sales following the COVID-related headwinds that impacted demand in 2020 is a clear indicator of a rebound in these areas of the business. SPOT activations continued at record levels with LTM gross activations up 17% from the prior period, while Commercial IoT activations have continued to increase since the fourth quarter of 2020 and churn was 11% lower over the last twelve months compared to the prior year period. We have also expanded our partner network across both service lines as we pursued opportunities in new Commercial IoT verticals and initiated distribution across new SPOT retailers. We expect this momentum to continue as we look into next year, and are especially excited about our developmental progress of the two-way IoT module, with capabilities that include both tracking as well as command control. Combined with a recently revamped partner engagement strategy for Commercial IoT, we anticipate a sea change when new two-way product availability is combined with an enhanced sales model for our reseller partners as we begin to compete in a large, established two-way market."

Kagan continued, "As we grow our SPOT partner ecosystem and subscriber base, we are broadening the scope of users who rely on our life-saving technology. I would like to share one real-life SPOT save this quarter which highlights the critical nature of our services – a single example that may not have made national headlines but, like so many other saves, touched the hearts of our employees and the SPOT subscriber family. Last month, a customer reached out to us directly to thank us for the life-saving technology that we have embedded in our SPOT personal communication devices and shared his story. After being injured and stranded on a remote trail, without the accuracy of our GPS technology and speed of our emergency response services, this customer would have remained stranded in Lake Pleasant Regional Park. Despite his injuries on a trail where it could be days before others would typically approach him, he was able to press the SOS button and emergency personnel were able to pinpoint his location and quickly descend on his location, bringing critical care in his time of need. While just one example on a micro scale, we believe that this customer, one of the over 8,000 rescues made, represents why satellite connectivity is so critical and will become ever more so over time on a macro scale. We are proud of what we contribute as a company and never underestimate the importance of our role as a satellite service provider."

Kagan concluded, "Finally, I am thrilled to report that we have less than $10 million of net first lien principal outstanding and expect to pay this remaining balance in full in the coming days. We would like to thank our French banking partners as well as BPIFAE on our 12-year partnership."

Jay Monroe, Executive Chairman of Globalstar, commented, “While real world anecdotes like the one Dave mentioned above truly inspire us in our daily work, we are equally encouraged by the progress we are making on the terrestrial spectrum effort. We recently attended a large mobile conference in Los Angeles and the progress we have made was very evident as many chipset vendors, infrastructure providers and module makers were all aware of and interested in supporting Band 53."

Monroe continued, "We are also encouraged by the multitude of use cases our ecosystem is finding for this band. After this long-term investment and thorough cultivation of this asset, we continue to see our licensed spectrum resource in Band 53 becoming an increasingly valuable asset for parties that want to reduce their reliance on the carriers with private wireless but also as an incremental band for more traditional wireless providers. We continue to make great progress developing the ecosystem and have expanded licensed POPs across three continents, giving us the tools to capitalize on this substantial and growing opportunity.

"Our regulatory efforts are picking up momentum and we look forward to having more to share in the coming months."

FINANCIAL REVIEW

Revenue

Total Revenue

Total revenue for the third quarter of 2021 decreased slightly from the third quarter of 2020 primarily from timing of engineering services revenue. Lower service revenue was offset by an increase in revenue generated from subscriber equipment sales.

Service Revenue

We are pleased to see SPOT service revenue increasing 4% quarter over quarter, driven by higher average subscribers. As we have discussed over the past few quarters, we continue to see a recovery in SPOT driven by a higher volume of both equipment sales and subscriber activations. SPOT activations have increased each consecutive quarter this year and are up 17% over the last twelve months. As of September 30, 2021, our SPOT subscriber base, totaling approximately 275,000, has exceeded pre-COVID levels.

Duplex service revenue decreased over the prior year's quarter due primarily to fewer subscribers. Given the shift in demand across the industry from Duplex voice and data services to IoT-enabled devices, we continue to focus our resources on other growing revenue streams. While we expect the decline in our Duplex subscriber base to continue, the number of net deactivations are expected to continue to slow relative to prior periods.

Service revenue generated from Commercial IoT subscribers increased slightly in the third quarter of 2021 driven primarily by higher ARPU compared to the prior year's quarter. Consistent with the trend in recent quarters, the increase in ARPU was due to higher usage and the mix of our subscribers on higher rate plans compared to the prior year period. Despite the slight decrease in average subscribers, gross activations have also continued to increase in 2021 and churn was 11% lower over the last twelve months compared to the prior year period. Importantly, Commercial IoT equipment sales increased approximately 50% compared to both prior year periods (discussed further below) which we believe is another positive indication for future Commercial IoT service revenue growth.

Finally, revenue recognized from engineering services decreased over the year's quarter resulting from the timing and amount of milestones completed associated with a specific contract. As engineering services revenue is generally milestone-based, we continue to see relatively sporadic recognition of this revenue stream, as expected.

Subscriber Equipment Sales

Subscriber equipment sales increased $0.4 million in the third quarter of 2021 compared to the third quarter of 2020. The majority of the revenue increase was driven by a higher volume of Commercial IoT sales. Revenue generated from Commercial IoT sales benefited from increases in volume for almost all device types.

Revenue from SPOT equipment sales was generally flat, but up when comparing the year to date period. We experienced a temporary sales back order position at the end of the third quarter due to inventory shortages, which delayed the fulfillment of certain orders into the fourth quarter of 2021. We have generally been successful in managing supply chain disruptions caused by component part shortages; however, demand exceeded supply during the third quarter of 2021.

To help mitigate these challenges, which also impact Commercial IoT equipment, we are ordering available material in higher volumes and at higher costs than historically done. To date, our sales margin has not been significantly impacted when compared to the prior period due to the offsetting impact of a reduction in labor rates with our primary manufacturer negotiated in the third quarter of 2020.

Loss from Operations

Loss from operations was $14.7 million during the third quarter of 2021 compared to $14.6 million during the third quarter of 2020. The slight increase in operating loss was due to a decline in total revenue offset by a decrease in operating expenses.

Lower marketing, general and administrative (MG&A) and depreciation expense were offset by an increase in cost of services. MG&A was favorably impacted by lower subscriber acquisition costs and stock-based compensation. Cost of services increased quarter over quarter resulting from higher lease expense resulting from our gateway expansion efforts as well as higher licensing and professional fees to support our anticipated launch of a new ERP system in early 2022.

Net Loss

Net loss increased $5.9 million from the third quarter of 2020 to the third quarter of 2021. This change was due primarily to fluctuations in foreign currency and derivative gains and losses. Also contributing to the increase in net loss was a loss on extinguishment of debt, which resulted from a principal prepayment on our First Lien Facility Agreement during the third quarter of 2021.

Adjusted EBITDA

Adjusted EBITDA was $10.6 million during the third quarter of 2021, down from $11.5 million for the prior year's quarter, due to a slight decrease in revenue and higher operating expenses (excluding EBITDA adjustments) for the reasons previously discussed.

Liquidity

As of September 30, 2021, we held cash and cash equivalents of $11.3 million and restricted cash of $51.1 million. As previously announced, we received an advance payment of $37.5 million during the third quarter of 2021. We used these proceeds to pay a portion of the remaining amount due under the First Lien Facility Agreement. Net of the $51.1 million held in a restricted cash account, the remaining principal balance under the First Lien Facility Agreement is $9.3 million and matures in December 2022. We expect to pay off this remaining balance using cash on hand and a partial reimbursement of premia paid under the Facility Agreement.

Our sources of cash also include operating cash flows generated from the business. We expect our uses of cash over the next twelve months to include operating costs and capital expenditures related primarily to network upgrades.

About Globalstar, Inc.
Globalstar is a leading provider of customizable Satellite IoT Solutions for customers around the world in industries such as oil and gas, transportation, emergency management, government, maritime and outdoor recreation. A pioneer of mobile satellite voice and data services, Globalstar solutions connect people to their devices and allow businesses to streamline operations providing safety and communication and enabling mobile assets to be monitored remotely via the Globalstar Satellite Network. The Company's Commercial IoT product portfolio includes industry-acclaimed SmartOne asset tracking products, Commercial IoT satellite transmitters and the SPOT® product line for personal safety, messaging and emergency response, all supported on SPOT My Globalstar, a robust cloud-based enhanced mapping solution. Learn more at Globalstar.com.

Note that all SPOT products described in this press release are the products of SPOT LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

Investor Contact Information:
Denise Davila
investorrelations@globalstar.com

Safe Harbor Language for Globalstar Releases
This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our expectations with respect to the pursuit of terrestrial spectrum authorities globally, future increases in our revenue and profitability, the impact on our business due to unexpected events such as the COVID-19 coronavirus, and other statements contained in this release regarding matters that are not historical facts, involve predictions. Any forward-looking statements made in this press release are believed to be accurate as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30,
	2021	2020
Revenue:
Service revenue	$27,848	$28,385
Subscriber equipment sales	4,766	4,372
Total revenue	32,614	32,757
Operating expenses:
Cost of services (exclusive of depreciation, amortization, and accretion shown separately below)	9,648	8,580
Cost of subscriber equipment sales	4,099	4,032
Cost of subscriber equipment sales - reduction in the value of inventory	71	—
Marketing, general and administrative	9,196	10,063
Reduction in the value of long-lived assets	242	—
Depreciation, amortization, and accretion	24,072	24,717
Total operating expenses	47,328	47,392
Loss from operations	(14,714)	(14,635)
Other (expense) income:
Loss on extinguishment of debt	(829)	—
Interest income and expense, net of amounts capitalized	(11,406)	(11,398)
Derivative gain	229	1,225
Foreign currency (loss) gain	(4,752)	266
Other	473	(346)
Total other (expense) income	(16,285)	(10,253)
Loss before income taxes	(30,999)	(24,888)
Income tax (benefit) expense	(114)	58
Net loss	$(30,885)	$(24,946)

Net loss per common share:
Basic	$(0.02)	$(0.01)
Diluted	(0.02)	(0.01)
Weighted-average shares outstanding:
Basic	1,793,144	1,670,315
Diluted	1,793,144	1,670,315

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended
	September 30,
	2021	2020
Net loss	$(30,885)	$(24,946)

Interest income and expense, net	11,406	11,398
Derivative gain	(229)	(1,225)
Income tax (benefit) expense	(114)	58
Depreciation, amortization, and accretion	24,072	24,717
EBITDA	4,250	10,002

Non-cash compensation	905	1,449
Reduction in the value of inventory and long-lived assets	313	—
Foreign exchange and other	4,279	81
Loss on extinguishment of debt	829	—
Adjusted EBITDA (1)	$10,576	$11,532

(1)
EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets and inventory, foreign exchange (gains)/losses and certain other non-recurring charges as applicable. Management uses Adjusted EBITDA in order to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net income/(loss). These terms, as defined by us, may not be comparable to similarly titled measures used by other companies.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenue and operating profit, to measure operating performance.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(In thousands, except subscriber and ARPU data)
(Unaudited)

	Three Months Ended
	September 30,
	2021		2020
	Service	Equipment	Service	Equipment
Revenue
Duplex	$9,632	$265	$9,956	$510
SPOT	11,873	2,619	11,396	2,602
Commercial IoT	4,458	1,841	4,420	1,256
Engineering and other	1,885	41	2,613	4
Total revenue	$27,848	$4,766	$28,385	$4,372

Average subscribers
Duplex	45,004		49,533
SPOT	271,843		260,153
Commercial IoT	410,630		414,049
Other	26,848		27,361
Total average subscribers	754,325		751,096

ARPU (1)
Duplex	$71.34		$67.00
SPOT	14.56		14.60
Commercial IoT	3.62		3.56

(1)    Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of operations. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.